Exhibit 99.1

News Release

OvaScience Reports Third Quarter 2016 Financial Results

— Broadened Patient Access to AUGMENT with New Clinic Agreements in Canada and Japan —

— Expanded Clinical Program for AUGMENT with Institutional Review Board (IRB) Approval for Company-Sponsored, Multi-Center Trial —

— Conference Call Today at 4:30 p.m. ET —

WALTHAM, Mass.—November 3, 2016—OvaScienceSM (NASDAQ: OVAS), a global fertility company focused on the discovery, development and commercialization of new female infertility treatments, today reported its third quarter 2016 financial results and highlighted recent accomplishments.

“OvaScience is focused on laying the clinical and operational foundation necessary to support the successful launch of AUGMENT in key international regions,” said Harald Stock, Ph.D., President and Chief Executive Officer of OvaScience. “To that end, we are working expeditiously to further build clinical evidence supporting AUGMENT’s use in a broader patient population, and to enter into additional agreements with IVF clinic networks in Canada and Japan. We also continue to progress our efforts with OvaPrime and OvaTure, and look forward to providing updates on both programs by year-end.”

Third Quarter and Recent Highlights

AUGMENTSM Treatment: The AUGMENT treatment is designed to improve egg health and with that, in vitro fertilization (IVF) success rates, by using mitochondria from a woman’s own egg precursor (EggPCSM) cells during IVF. Improved egg health is essential for fertilization and embryo development.

•                  Continued developing robust clinical dataset for AUGMENT

OvaScience received central Institutional Review Board (IRB) approval for a Company-sponsored, multi-center, controlled, double-blind, prospective, randomized, egg allocation trial to evaluate the efficacy of AUGMENT in a broad patient population. OvaScience expects to begin enrolling patients in the first quarter of 2017 and to announce initial data in the second half of 2017.

At the 24th World Congress on Controversies in Obstetrics, Gynecology & Infertility (COGI) in Amsterdam, Netherlands, taking place on November 10-13, 2016, a poster, “Live Birth Rates Following a Single Cycle of the AUGMENT Treatment” will be presented. The poster includes a retrospective data analysis of live birth rates and safety profile following a single cycle of the AUGMENT treatment in women with one to five prior failed IVF cycles.

OvaScience continues to work with the IVI Group in Valencia, Spain, to progress the ongoing, investigator-initiated, egg allocation trial of AUGMENT in poor prognosis women, defined by at least one prior failed IVF cycle with embryo transfer and no pregnancy due to low embryo quality. OvaScience remains on track to announce data from this adaptive, controlled, double-blind, prospective and randomized trial in the second half of 2017.

•                  Expanded commercial infrastructure to prepare for comprehensive launches in key international regions

Supporting the Company’s deep and narrow regional expansion strategy, in the third quarter, OvaScience entered into agreements with two new Canadian clinics, Victory and OriginElle, and finalized its agreement with the IVF Japan Group, a network that includes three clinics. New clinics will join existing clinics in offering the AUGMENT treatment following the completion of on-boarding and qualification activities, such as obtaining IRB or preceptorship approval and completing preceptorship training programs — which currently take approximately six to nine months. This quarter, four clinics offered the AUGMENT treatment on a commercial scale, two of which completed on-boarding and qualification activities in late September. Given the necessary required ramp-up time, OvaScience expects the other clinics to become commercially active by the second quarter of 2017.

OvaScience continues to work diligently to determine the necessary conditions that will enable the marketing of AUGMENT in the United States, and has engaged with the U.S. Food and Drug Administration (FDA). The Company remains on track to provide an update on progress toward determining a U.S. market entry strategy by year-end.

OvaPrimeSM Treatment: Diminished ovarian reserve affects approximately 30% of those seeking fertility treatment.(1) OvaPrime, a potential fertility treatment that could enable a woman who makes too few or no eggs to increase her egg reserve, is designed to transfer a woman’s EggPC cells to her own ovary, where they may mature into fertilizable eggs, as shown in preclinical studies.

•                  Progressed OvaPrime clinical program

Patients are being enrolled in the second clinical trial of OvaPrime conducted at TRIO Fertility in Ontario, Canada. The trial is designed to evaluate the safety of OvaPrime and changes in a patient’s hormone levels and follicular development as measured by ultrasound.

The OvaPrime clinical trial in the UAE continues to move forward and OvaScience intends to make a go/no-go decision on the future clinical development path for OvaPrime by year-end, based on an internal review of preliminary data.

OvaTureSM Treatment: The OvaTure treatment, a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections by maturing EggPC cells into eggs in-vitro, may be an option for women with compromised eggs, who are unable to make eggs or may be unwilling or unable to undergo hormone treatment.

•                  Advanced preclinical development of OvaTure

In the third quarter, OvaScience together with its development partner Intrexon, identified a preferred media that supports early EggPC to oocyte maturation. The Company is now focused on furthering the culture process for late-stage oocyte maturation.

Corporate:

•                  In September 2016, OvaScience announced the appointments of Christophe Couturier as Chief Financial Officer and Karen Long as Executive Vice President, Clinical and Regulatory Affairs and Quality Assurance, and the promotion of James Luterman to Executive Vice President, Research and Development.

Expected Milestones:

OvaScience remains on track to achieve the following milestones by year-end:

•                  Further expand patient access to AUGMENT in Canada and Japan, by partnering with additional clinics in those markets;

•                  Begin enlisting sites for multi-center trial and progress IVI Group trial;

•                  Provide an update on path forward for OvaPrime and OvaTure; and

•                  Provide an update on progress toward determining a United States market entry strategy for AUGMENT.

Third Quarter Financial Results

•                  Revenue for the quarter ended September 30, 2016 was $197,000, compared to $75,000 for the same period in 2015. Revenue for the nine months ended September 30, 2016 was $532,000, compared to $120,000 for the same period in 2015. The Company recognized revenue related to 33 AUGMENT treatments in the third quarter of 2016, and related to 91 AUGMENT treatments in the first nine months of 2016. In 2015, OvaScience recognized revenue related to 22 AUGMENT treatments for the full fiscal year.

•                  Net loss for the quarter ended September 30, 2016 was $19.3 million, or ($0.54) per share, compared to net loss of $17.9 million or ($0.66) per share, for the same period in 2015. The increase in net loss was primarily attributable to planned higher personnel costs and costs associated with the commercial expansion of the AUGMENT treatment in certain international IVF clinics.

•                  Research and development expense for the quarter ended September 30, 2016 was $5.0 million, compared to $4.0 million for the same period in 2015. This increase was primarily driven by a $0.9 million increase in employee compensation and related benefits driven by the hiring of additional research and development personnel, a $0.6 million increase in costs associated with certain ongoing research agreements, clinical studies, and other costs, partially offset by $0.5 million of stock-based compensation expense for certain senior executives that did not recur in 2016 as a results of executive leadership changes since the third quarter of 2015.

•                  Selling, general and administrative expense for the quarter ended September 30, 2016, was $12.6 million, compared to $12.9 million for the same period in 2015. This decrease was mainly the result of a $0.9 million decrease in costs related to the establishment of certain international legal entities as part of our international expansion during the third quarter of 2015, $0.8 million of stock-based compensation expense for certain senior executives that did not recur in 2016 as a result of executive leadership changes since the third quarter of 2015, partially offset by a $1.4 million increase in employee compensation and related benefits driven by the hiring of additional selling, general and administrative personnel.

As of September 30, 2016, OvaScience had cash, cash equivalents, and short-term investments of $131.0 million, compared to $126.7 million on December 31, 2015.  The increase reflects the net proceeds of $53.9 million received from the completion of OvaScience’s follow-on offering in the second quarter of 2016.

Conference Call

OvaScience will host a conference call at 4:30 p.m. EDT today, Thursday, November 3, 2016, to discuss these financial results and provide an update on the Company. The conference call can be accessed by dialing 1-888-424-8151 (U.S.) or 1-847-585-4422 (International) five minutes prior to the start of the call and providing the passcode 8448237. Additionally, the live, listen-only webcast of the conference call can be accessed by visiting the Investors section of the Company’s website at www.ovascience.com. A replay of the conference call will be available from 7:00 p.m. EDT on Thursday, November 3, 2016, through 11:59 p.m. EDT on Thursday, November 10, 2016, and may be accessed by visiting OvaScience’s website or by dialing 1-888-843-7419 (U.S.) and 1-630-652-3042 (International). The replay access code is 8448237.

About OvaScienceSM

OvaScience, Inc. (NASDAQ: OVAS) is a global fertility company dedicated to improving treatment options for women around the world. OvaScience is discovering, developing and commercializing new fertility treatments because it believes women deserve more options. Each OvaScience treatment is based on the Company’s proprietary technology platform that leverages the breakthrough discovery of egg precursor (EggPCSM) cells — immature egg cells found inside the protective ovarian lining. The AUGMENTSM treatment, a fertility option designed to improve IVF success rates, is available in certain IVF clinics in select international regions. OvaScience is developing the OvaPrimeSM treatment, which could increase a woman’s egg reserve, and the OvaTureSM treatment, a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections. OvaScience treatments are not available in the U.S. For more information, visit www.ovascience.com.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s plans for the AUGMENT treatment, OvaPrime treatment and OvaTure treatment, including statements relating to the Company’s plans to support a successful launch of AUGMENT in key regions, plans to enter into additional commercial agreements for AUGMENT in Canada and Japan, plans to develop further clinical evidence for AUGMENT (including evidence in a broader population of patients), plans to begin enrolling new patients in a new multicenter AUGMENT trial in the first quarter of 2017 and plans to read-out data on the trial by the end of 2017, plans to broaden the use of AUGMENT, plans for a presentation on AUGMENT at COGI in November 2017, plans to announce data from the IVI Group trial in the second half of 2017, expected six to nine month on-board and qualification time period between execution of commercial agreements with clinics and when clinics begin offering the treatment commercially, anticipated revenue by the second quarter of 2017 for certain clinics that have signed commercial agreements, plans to provide an update on the Company’s progress towards developing a U.S. market entry strategy by year end, plans to provide an update by year-end on the future clinical development path for OvaPrime based on an internal review of preliminary data, and plans to provide an update on the path forward for OvaTure by year end. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: the possibility that international IVF clinics that we work with may determine not to provide or continue providing the AUGMENT treatment or OvaPrime treatment, or to delay providing such treatments, or to limit the population of patients receiving the treatment based on clinical efficacy, safety or commercial, logistic, economic, available data, regulatory or other reasons; the possibility that we may not suceed in signing new clinics as expected, the possibility that it may take clinics longer than we expect to generate revenue after execution of a commercial agreement, challenges associated with enrolling and completing clinical trials, the science underlying our treatments (including the AUGMENT, OvaPrime and OvaTure treatments), which is unproven; our ability to obtain regulatory approval or licenses where necessary for our treatments; our ability to develop our treatments on the timelines we expect, if at all; our ability to commercialize our treatments, on the timelines we expect, if at all; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q and/or Annual Report on Form 10-K and Exhibit 99.3 to our current report on Form 8-K filed with the Securities and Exchange Commission on August 4, 2016. The forward-looking statements contained in this press release reflect our current views with respect to future events. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

(1) CDC Assisted Reproductive Technology 2013 National Summary, page 5

Media and Investor Contact:

OvaScience, Inc.

Jennifer Viera

(617) 420-8748

jviera@ovascience.com

- Financial Tables to Follow —

- Financial Tables to Follow –

OvaScience, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share data)

	As of September	As of December
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$50,480	$43,224
Short-term investments	80,515	83,438
Prepaid expenses and other current assets	2,459	3,002
Short-term restricted cash	—	197
Total current assets	133,454	129,861
Property and equipment, net	8,047	8,313
Investment in joint venture	435	—
Long-term restricted cash	439	439
Other long-term assets	23	—
Total assets	$142,398	$138,613
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,770	$3,352
Accrued expenses and other current liabilities	8,496	7,891
Total current liabilities	11,266	11,243
Deferred rent and other non-current liabilities	1,255	520
Total liabilities	12,521	11,763
Total stockholders’ equity	129,877	126,850
Total liabilities and stockholders’ equity	$142,398	$138,613

OvaScience, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues	$197	$75	$532	$120
Costs and expenses:
Costs of revenues	1,559	940	3,968	1,091
Research and development	4,990	3,998	16,932	13,766
Selling, general and administrative	12,612	12,909	38,276	37,022
Total costs and expenses	19,161	17,847	59,176	51,879
Loss from operations	(18,964)	(17,772)	(58,644)	(51,759)
Interest income, net	162	141	497	286
Other (expense) income, net	(33)	25	(82)	31
Loss from equity method investment	(364)	(316)	(1,171)	(1,176)
Loss before income taxes	(19,199)	(17,922)	(59,400)	(52,618)
Income tax expense	92	—	217	—
Net loss	$(19,291)	$(17,922)	$(59,617)	$(52,618)
Net loss per share—basic and diluted	$(0.54)	$(0.66)	$(1.92)	$(1.95)
Weighted average number of shares used in net loss per share—basic and diluted	35,568	27,267	30,985	27,020
Net loss	$(19,291)	$(17,922)	$(59,617)	$(52,618)
Other comprehensive loss:
Unrealized (losses) gains on available-for-sale securities	(31)	22	148	(46)
Comprehensive loss	$(19,322)	$(17,900)	$(59,469)	$(52,664)

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